EXHIBIT 4.13
                                                                    ------------

                             COMPENSATION AGREEMENT

                  This agreement (the "Agreement") is entered into by and between Brookshire Securities Corp., a Delaware Corporation ("Brookshire") and C-Soft Acquisiton Corp., a Delaware Corporation ("C-SOFT") and Executive TeleCard, Ltd. dba eGlobe, Inc., a Delaware Corporation, ("eGlobe"); each Brookshire, C-SOFT and eGlobe collectively hereinafter referred to as the "Parties."

                  WHEREAS, C-SOFT is engaged in the business of developing and deploying a proprietary software for internet applications; and

                  WHEREAS, Brookshire desires to assist C-SOFT in raising operating capital pursuant to a combination of debt and equity financing; and

                  WHEREAS, Brookshire, C-SOFT, and eGlobe have agreed to work together to accomplish this funding objective.

                  NOW THEREFORE,  in  consideration  of ten dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

                  1. In connection with a debt financing of $250,000 (the "Note"), either debt or equity, Brookshire shall be entitled to receive from the escrow agent at closing, a commission of ten percent (10%) and a three percent (3%) non-accountable expense allowance on the principal amount of the Note.

                  2. Legal fees of Two Thousand Five Hundred Dollars ($2,500) payable by C-SOFT to Brookshire's in connection with the transaction.

                  3. Brookshire shall receive twenty five hundred (2,500) warrants to purchase shares of the eGlobe's registered common stock at closing of this transaction, exercisable for a period of five (5) years upon closing of this Note, exercisable at the closing price of eGlobe's common stock as of this closing. eGlobe agrees that the underlying shares are registered under the Securities Act of 1933, as amended.

                  4. A representative from Brookshire shall be an observer of the C-SOFT board of directors and shall be entitled to attend all meetings of the board of directors for a period of three (3) years from closing of the Private Placement. All reasonable travel expenses including, but not limited to, airline travel, hotel, and meals associated with attending such meeting shall be paid by C-SOFT.

                  5. Brookshire is hereby granted the right to raise additional capital funding on terms as set forth in other agreements among the parties.



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                  6.  Pursuant  to  the  terms  and   conditions  of  an  Escrow
Agreement, the Parties agree that in connection with all funds raised for C-SOFT by Brookshire, legal counsel for both Parties shall be required to provide written instructions as to the disbursement of proceeds raised by Brookshire.

                  Agreed and accepted this 2nd day of September, 1998.

                                                     BROOKSHIRE SECURITIES CORP.

                                                  By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


                                                     C-SOFT ACQUISITION CORP.

                                                  By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


                                                     EGLOBE, INC.

                                                  By:
                                                     ---------------------------
                                                     Name:
                                                     Title:



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